Structured Investments Opportunities in U.S. and International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

July 30, 2025

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Trigger PLUS Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the EURO STOXX 50® Index and the TOPIX® Index due September 5, 2030 Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Stated principal amount / Issue price:	$1,000 per Trigger PLUS
Pricing date/trade date*::	On or about August 15, 2025
Original issue date*:	On or about August 20, 2025 (3 business days after the trade date)
Valuation date*:	August 30, 2030
Maturity date*:	September 5, 2030
Basket:	The basket is performance-weighted and composed of three indices (each, a “basket component”), as set forth in the table below.

Basket component	Bloomberg ticket symbol	Initial component level*
The S&P 500® Index (Bloomberg symbol: “SPX”)	SPX
The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)	SX5E
The TOPIX® Index (Bloomberg symbol: “TPX”)	TPX
*The initial component level for each basket component will be its official closing level on the pricing date.

Leverage factor:	At least 111.70% (to be determined on the trade date)
Trigger value:	75% of the initial value
Payment at maturity:

•              If the final value is greater than the initial value: $

1,000 + $1,000 x leverage factor x basket performance

•              If the final value is less than or equal to the initial value but greater than or equal to the trigger value:

$1,000

•              If the final value is less than the trigger value:

$1,000 + ($1,000 × basket performance)

This amount will be less than the stated principal amount of $1,000 and will result in a loss of at least 25%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Initial value:	Set equal to 100 on the pricing date
Final value:	100 x (1+ basket performance)
Basket performance:	The sum of the performance values for each of the basket components
Performance value:	With respect to each basket component, the product of (i) basket component return and (ii) weighting for such basket component
Weighting for each basket component:	To be determined on the valuation date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%.
Basket component return:	With respect to each basket component, (final component level – initial component level) / initial component level
Initial component level:	With respect to each basket component, the official closing level of such basket component as set forth under “Initial component level” above, and as determined by the calculation agent on the pricing date.
Final component level:	With respect to each basket component, the official closing level of such basket component on the valuation date.
Estimated initial value:	The estimated initial value of the Trigger PLUS on the pricing date is expected to be between $900.00 and $950.00 per Trigger PLUS, which will be less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447CRC6
ISIN:	US40447CRC63
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925072268/tm2521972d54_fwp.htm

*The pricing date, the trade date, the original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Trigger PLUS.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Trigger PLUS, including a more complete description of the risks relating to the Trigger PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Trigger PLUS

•	Trigger PLUS do not pay interest and may result in a loss.
•	The basket will be unequally weighted and the lower performance of one basket component may offset or mitigate an increase in the other basket components.
•	Correlation (or lack of correlation) among the basket components may adversely affect your return on the Trigger PLUS.
•	The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date.

Risks Relating to the Basket Components

•	Investing in the Trigger PLUS is not equivalent to investing in the stocks included in any of the basket components.
•	Risks Associated with non-U.S. companies.
•	The Trigger PLUS will not be adjusted for changes in exchange rates.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the Trigger PLUS, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.
•	The price of your Trigger PLUS in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.
•	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Trigger PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Trigger PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.